Applied Signal Technology, Inc.
Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-115002, 333-104756, 333-108011, 333-68146, 333-68148, 333-52308, and 333-72212) pertaining to the 2004 Stock Incentive Plan, 1993 Employee Stock Purchase Plan, the 1991 Stock Option Plan, the 2000 Stock Option Plan, and the 2001 Stock Option Plan of Applied Signal Technology, Inc. of our report dated December 17, 2004, with respect to the financial statements of Applied Signal Technology, Inc. included in the Annual Report (Form 10-K) for the year ended October 31, 2004.

/s/ Ernst & Young LLP

San Jose, California
January 10, 2005